EXHIBIT 99.1

Press Release

Uniroyal Global Engineered Products, Inc. Reports

Net Income of $1,153,004, or $0.06 per Diluted Share, before Dividends,

for the 13-Week Qtr Ended April 3, 2016 vs $1,410,657, or $0.07 per Diluted Share,

before Dividends for the 14-Week Qtr Ended April 5, 2015

Financial Highlights First Quarter Ended April 3, 2016:

•	Net Sales decline 9.3%
•	Operating Income increases 7.3%
•	Diluted Earnings Per Common Share $0.023 vs. $0.038 prior year

Sarasota, Florida, May 5, 2016, Uniroyal Global Engineered Products, Inc. (UNIR or the “Company”) today reported its financial results for the thirteen weeks ended April 3, 2016 compared to the fourteen weeks ended April 5, 2015.

“As expected, during the first quarter of Fiscal 2016 the Company’s top line was challenged when compared to the year ago period as we were faced with continued currency headwinds, an extra week of sales in 2015 and the roll off of a substantial auto platform in early 2015” noted Howard Curd, Chairman. “Despite these challenges, the Company is performing well in the auto sectors across the US and Europe which is offsetting some weakness in the non-automotive markets due to volatile economic conditions. We also continued to see efficiency improvements in our operations which compensated for the lost volume to produce positive gains in gross profit and operating income for the quarter”, Mr. Curd continued. “Overall the Company is well positioned in its global automotive product lines in 2016 to meet our growth targets for the year.”

Net Sales

Net Sales of $25.0 million declined $2.5 million to 9.3% from the $27.5 million recorded in the prior year period which included an additional week. Globally, automotive sales (64.8% of sales) declined $1.7 million to $16.1 million as production on a certain US automotive platform expired early last year. A negative currency effect of $484,000 for the quarter further impacted sales for the first quarter of 2016. The Company has increased product introductions for new automotive platforms which are expected to be at full production levels in the next six months in both the Domestic and European marketplaces.

Non-automotive products for the consumer and industrial markets (35.2% of sales) declined by approximately $900,000 or 8.8% as compared to the prior year due to a slow start in January and the challenges of a volatile economic environment. The Company continues to introduce new products to broaden its appeal to a discriminating marketplace. Sales in this sector are showing improvements month to month.

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Net Income Available to Common Shareholders

Gross Profit for the first quarter of 2016 increased by $371,397 and the margin percentage improved to 22.9% versus 19.5% last year. Efficiency initiatives and global integration programs continue to drive margin improvements as well as a favorable raw material environment resulting from the continued decline in commodity pricing, particularly oil and natural gas.

Operating Income increased by $127,923 for the first quarter of 2016 over the prior year period with margin percentages increasing to 7.5% of Net Sales as compared to 6.3% in the year ago period. This was despite the increase in Operating Expenses due to increases in Selling and Research and Development costs as the Company launches new automotive platforms and decorative products.

Net Income Available to Common Shareholders declined to $434,103 from $717,552 in the first quarter of last year even though operating income was up. This was primarily the result of net losses recognized from the change of fair values on Euro-based financial assets and liabilities of approximately $176,000 compared to net gains of $167,000 in the prior year.

See Consolidated Statements of Operations for further details in the Company’s Form-10Q which was filed on May 5, 2016. The Company will have comments on the quarter in an earning conference call on May 6, 2016 at 9:00 am (EDT) 888-438-5524 (U.S.) and 719-325-2432 (International) using ID #3670643. Howard F. Curd, President, will present on the call and will be available for questions. The call will also be available by logging on to www.uniroyalglobal.com and accessing the webcast link (http://public.viavid.com/index.php?id=119504) in the investor relations section.

About Uniroyal Global Engineered Products, Inc.:

Uniroyal Global Engineered Products, Inc. (UNIR) is a leading manufacturer of vinyl coated fabrics that are durable, stain resistant, cost-effective alternatives to leather, cloth and other synthetic fabric coverings. Uniroyal Global Engineered Products, Inc.’s revenue in 2015 was derived 65% from the automotive industry and approximately 35% from the recreational, industrial, indoor and outdoor furnishings, hospitality and health care markets. Our primary brands names include Naugahyde®, BeautyGard®, Flameblocker™, Spirit Millennium®, Ambla®, Amblon®, Velbex®, Cirroflex®, Plastolene® and Vynide®.

Forward-Looking Statements:

Except for statements of historical fact, certain information contained in this press release constitutes forward-looking statements, including, without limitation, statements containing the words “believe,” “expect,” “anticipate,” “intend, “should,” “planned,” “estimated” and “potential” and words of similar import, as well as all references to the future. These forward-looking statements are based on Uniroyal Global Engineered Products, Inc.’s current expectations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company´s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company´s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company´s business include, but are not limited to, the following: uncertainties relating to economic conditions, uncertainties relating to customer plans and commitments, the pricing and availability of equipment, materials and inventories, technological developments, performance issues with suppliers, economic growth, delays in testing of new products, the Company’s ability to successfully integrate acquired operations, the Company’s dependence on key personnel, the Company’s ability to protect its intellectual property rights, the effectiveness of cost-reduction plans, rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

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UNIROYAL GLOBAL ENGINEERED PRODUCTS, INC.

CONSOLIDATED BALANCE SHEETS

	April 3, 2016	January 3, 2016

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,622,973	$1,910,112
Accounts receivable, net	15,816,175	14,209,056
Inventories, net	19,053,508	17,527,728
Other current assets	2,820,202	2,891,007
Related party receivable	81,328	23,298
Total Current Assets	39,394,186	36,561,201

PROPERTY AND EQUIPMENT, NET	13,996,164	14,003,276

OTHER ASSETS
Intangible assets	3,450,727	3,534,936
Goodwill	1,079,175	1,079,175
Other long-term assets	3,162,208	3,095,414
Total Other Assets	7,692,110	7,709,525

TOTAL ASSETS	$61,082,460	$58,274,002

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Checks issued in excess of bank balance	$447,095	$322,307
Line of credit	17,288,452	16,577,279
Current maturities of long-term debt	709,367	639,018
Current maturities of capital lease obligations	473,871	489,978
Accounts payable	9,250,004	7,592,510
Accrued expenses	4,367,623	3,941,296
Related party obligation	368,743	276,880
Current portion of postretirement benefit liability - health and life	136,725	136,725
Total Current Liabilities	33,041,880	29,975,993

LONG-TERM LIABILITIES
Long-term debt, less current portion	2,055,466	2,134,243
Capital lease obligations, less current portion	1,301,063	1,469,317
Related party lease financing obligations	2,164,838	2,164,682
Long-term debt to related parties	4,420,180	4,449,243
Postretirement benefit liability - health and life, less current portion	2,835,831	2,836,638
Other long-term liabilities	948,703	975,781
Total Long-Term Liabilities	13,726,081	14,029,904
Total Liabilities	46,767,961	44,005,897

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STOCKHOLDERS’ EQUITY
Preferred units, Series A UEP Holdings, LLC, 200,000 units issued and outstanding ($100 issue price)	617,571	617,571
Preferred units, Series B UEP Holdings, LLC, 150,000 units issued and outstanding ($100 issue price)	463,179	463,179
Preferred stock, Engineered Products Acquisition Limited, 50 shares issued and outstanding ($1.51 stated value)	75	75
Common stock, 95,000,000 shares authorized ($.001 par value) 18,890,909 and 14,351,398 shares issued and outstanding as of April 3, 2016 and January 3, 2016, respectively	18,843	18,892
Additional paid-in capital	34,723,408	34,823,886
Accumulated deficit	(21,240,375)	(21,674,478)
Accumulated other comprehensive income	(268,202)	18,980
Total Stockholders’ Equity	14,314,499	14,268,105

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$61,082,460	$58,274,002

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UNIROYAL GLOBAL ENGINEERED PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	April 3, 2016	April 5, 2015

NET SALES	$24,967,595	$27,514,935

COST OF GOODS SOLD	19,241,135	22,159,872

Gross Profit	5,726,460	5,355,063

OPERATING EXPENSES:
Selling	1,382,643	1,327,926
General and administrative	2,041,834	1,955,776
Research and development	428,529	325,830
OPERATING EXPENSES	3,853,006	3,609,532

Operating Income	1,873,454	1,745,531

OTHER INCOME (EXPENSE):
Interest and other debt related expense	(417,188)	(387,417)
Other income	(173,496)	167,361
Net Other Expense	(590,684)	(220,056)

INCOME BEFORE TAX PROVISION	1,282,770	1,525,475

TAX PROVISION	129,766	114,818

NET INCOME	1,153,004	1,410,657

Preferred stock dividend	(718,901)	(693,105)

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$434,103	$717,552

EARNINGS PER COMMON SHARE:
Basic	$0.023	$0.050
Diluted	$0.023	$0.038
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	18,863,420	14,351,579
Diluted	18,876,578	19,108,412

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Uniroyal Global Engineered Products, Inc. Corporate Contact:

Elizabeth Henson, 941-870-3950

LHenson@UniroyalGlobal.com

or

Uniroyal Global Engineered Products, Inc. Public Relations:

TTC Group, Inc.

Vic Allgeier, 646-290-6400

vic@ttcominc.com

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